EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS'


The Board of Directors
MAF Bancorp, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of MAF Bancorp, Inc., of our report dated January 29, 1998, relating to the consolidated statements of financial condition of MAF Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 1997, the six months ended December 31, 1996, and for each of the years in the two-year period ended June 30, 1996, which report appears in the December 31, 1997, annual report on Form 10-K of MAF Bancorp, Inc.


                                    /s/ KPMG LLP


Chicago, Illinois
February 23, 1999

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